CONSENT OF HUDSON SQUARE RESEARCH, INC.

We hereby consent to the references to our preliminary business and valuation analysis of SouthPeak Interactive, L.L.C., conducted July 6, 2007 through July 10, 2007, and our business analysis and valuation report, dated August 1, 2007, both under the captions “Background of the Merger And The Business Combination” and “Due Diligence and Valuation Overview” in the Proxy Statement/Prospectus included in amendment no. 2 to the registration statement on Form S-4 filed with the Securities and Exchange Commission by SouthPeak Interactive Corporation.

/s/ Hudson Square Research, Inc.
New York, New York
March 28, 2008